Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 4th day of June, 2007 between Ocean National Bank (the “Bank”) and Peter B. Alden, of Wolfeboro, New Hampshire (the “Executive”).

WHEREAS, this Agreement is entered into in connection with the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Merger Agreement”), among Community Bank & Trust Company, a New Hampshire bank and trust company (the “Company”), Chittenden Corporation, a Vermont corporation, and the Bank, which provides for the merger of the Company with and into the Bank, with the Bank as the surviving entity (the “Merger”). Upon the termination of the Merger Agreement in accordance with Article VIII thereof, this Agreement shall be void ab initio and of no further force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, after the Merger, the Bank shall employ the Executive and the Executive shall be employed by the Bank on the terms contained herein; provided that the Bank’s obligations hereunder are conditioned on the Executive: (i) fulfilling his responsibilities as President and Chief Executive Officer of the Company and associated transactional services through the Effective Time of the Merger in a satisfactory manner as determined by the Company’s Board of Directors; (ii) not voluntarily terminating his employment with the Company prior to the Effective Time of the Merger; and (iii) not being terminated by the Company for Cause (as hereinafter defined) prior to the Effective Time of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. Subject to the conditions set forth above, the termination provisions of Section 5, and the notice and compensation provisions of Section 6, the term of this Agreement shall extend from the Effective Time of the Merger until the first anniversary of the Closing Date of the Merger (the “Term”). If the Executive’s employment continues beyond the Term, his employment will be on an at-will basis and will no longer be subject to the terms of this Agreement.

2. Position and Duties. The Executive shall serve as a Senior Vice President and shall have responsibilities and duties as may from time to time be prescribed by the President of the Bank or other authorized executive consistent with his title.

3. Extent of Service. The Executive shall devote his full working time and best efforts to the business and affairs of the Bank. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the President of the Bank, or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with the Executive’s performance of his duties to the Bank as provided in this Agreement.

4. Compensation and Related Matters.

(a) Base Salary. The Executive’s annual base salary shall be $195,000 (the “Base Salary”). The Base Salary shall be payable in periodic installments in accordance with the Bank’s usual practice for its senior executives.

(b) Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement offered by the Bank which is now or in the future made available by the Bank generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Notwithstanding the foregoing, nothing in this Section 4(b) shall be construed to require the Bank to maintain any employee benefit plan or program.

(c) Vacations. The Executive shall be entitled to 25 paid vacation days in each full year, which shall be accrued ratably and otherwise administered pursuant to the Bank’s policies and practices concerning vacations.

(d) Automobile. As promptly as reasonably practicable following the Effective Time of the Merger, the Bank shall take such actions as may be necessary to allow the Executive to assume ownership of the automobile that is owned by the Company and currently used by the Executive.

5. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances, subject to the payment obligations set forth in Section 6:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Bank may remove the Executive from any responsibilities, reassign the Executive to another position with the Bank and/or terminate the Executive’s employment. Nothing in this Section 5(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Bank for Cause. At any time during the Term, the Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Bank; (ii) the commission by the Executive of (A) any felony, (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or (C) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Bank if he were retained in his position; (iii) failure to perform to the reasonable satisfaction of the President a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the President, after written notice given to the Executive by the

President; (iv) a breach by the Executive of any of the provisions of this Agreement; (v) a material violation by the Executive of any of the Bank’s policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the destruction of or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials.

(d) Termination Without Cause. At any time during the Term, the Bank may terminate the Executive’s employment hereunder without Cause.

(e) Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events during the Term: (i) a breach by the Bank of any of its material obligations under this Agreement; (ii) a material diminution in the Executive’s authority, duties or responsibilities; or (iii) a material change (more than 75 miles) in geographic location at which the employee must principally perform services as a Senior Vice President unless Executive consents to such change in location. Notwithstanding the forgoing, with respect to Good Reason pursuant to Sections 5(e)(i) and (ii), such conditions must have continued for thirty (30) days after written notice is provided by the Executive to the Bank’s President, such notice to include a specific reference to this Section 5(e) and, with respect to Good Reason pursuant to Sections 5(e)(i), (ii) and (iii), Executive must leave his employment within sixty (60) days after the occurrence of the initial Good Reason condition.

(f) Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Bank or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability or by the Bank for Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Bank without Cause, thirty (30) days after the date on which a Notice of Termination is given or, at the Bank’s election, on any earlier date following the date on which a Notice of Termination is given provided that the Bank pays the Executive his Base Salary for all or the remainder of the thirty (30) days in lieu of providing the Executive with such notice; or (iv) if the Executive’s employment is terminated by the Executive for any reason, thirty (30) days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Bank, the Bank may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Bank for purposes of this Agreement.

6. Compensation Upon Termination.

(a) Termination Generally. Except as provided elsewhere in this Agreement, if the Executive’s employment with the Bank is terminated for any reason during the Term, the Bank shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination (the “Accrued Benefit”). Except as expressly provided in this Section 6, the Executive shall be entitled to the Accrued Benefit and to no additional compensation as the result of a termination of his employment.

(b) Termination by the Bank Without Cause or by Executive With Good Reason. If the Executive’s employment is terminated during the Term by the Bank without Cause, as provided in Section 5(d), or by the Executive with Good Reason, as provided in Section 5(e), then the Bank shall pay the Executive his Accrued Benefit and, provided that Executive signs and does not revoke a general release of legal claims in a form acceptable to the Bank (the “Release”), the Bank shall (i) continue the Executive’s Base Salary, and (2) continue to pay for medical insurance premiums for coverage of Executive to the same extent as if Executive had remained employed for the remainder of the Term (such post-employment payments and benefits shall be collectively referred to as “Salary and Benefit Continuation”). Notwithstanding the foregoing, the Bank shall not be required to make any Salary or Benefit Continuation Payments until the next regular payroll date after the Release becomes fully effective and shall only be required to continue to pay for Executive’s health benefits to the extent he elects and remains eligible for COBRA continuation. If the Bank does not make any Salary Continuation Payments on a regular payroll date after the Date of Termination because this Agreement has not yet become effective, the Bank shall make all such missed Salary Continuation Payments by the next regular payroll date after this Agreement becomes effective. Any Salary and Benefit Continuation that is paid to the Executive pursuant to this Section 6(b) shall be reduced by the amount of any change in control payment or other severance pay or benefit continuation to which the Executive may be entitled pursuant to any agreement or policy.

(c) Release. The Bank shall offer the Release upon or promptly after the Date of Termination or promptly after written notice from the Executive requesting the Release following the Date of Termination, provided that the Executive would otherwise qualify for Salary and Benefit Continuation. The Release shall include a release of any and all legal claims that the Executive may have against the Bank, any predecessors, any successors and any related persons and entities; provided that the Release shall not release claims arising under (i) this Agreement, (ii) any other fully executed written agreement with the Bank that is then in effect, or (iii) any “employee pension benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

(d) Suspension or Termination of Payments. In the event the Executive fails to comply with any of his post-employment obligations under this Agreement, in addition to all other legal or equitable remedies the Bank may have, the Bank shall have the right to terminate or suspend its payment of Salary and Benefit Continuation to the Executive. The termination or suspension of such payments in the event of such breach by the Executive shall not affect the Executive’s continuing obligations under this Agreement.

7. Confidential Information and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Bank or any of its affiliates which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive, reputational, regulatory or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship and information that is protected from disclosure pursuant to the Gramm-Leach-Bliley Act, 15 U.S.C. §6801 et seq., as may be amended from time to time. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to a breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Bank or are produced by the Executive in connection with the Executive’s employment, will be and remain the sole property of the Bank. The Executive will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Bank in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Bank which relate to events or occurrences that transpired while the Executive was employed by the Bank. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Bank in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank. The Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(d).

(e) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Bank which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Bank.

8. Taxation of Payments and Benefits. The Bank shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Bank to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Executive’s date of termination, or (ii) the Executive’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.

9. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of New Hampshire. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Bank of all payments due him under this Agreement, the Bank shall continue such payments to the Executive’s beneficiary designated in writing to the Bank prior to his death (or to his estate, if the Executive fails to make such designation).

12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main offices, attention of the President.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

15. Governing Law. This is a New Hampshire contract and shall be construed under and be governed in all respects by the laws of the State of New Hampshire, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

17. Successor to Bank; Consent to Assignment. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement to the same extent that the Bank would be required to perform it if no succession had taken place. Failure of the Bank to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. The Executive consents to the assignment of this Agreement by the Bank to any successor or other assignee.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

OCEAN NATIONAL BANK

By:	/s/ Danny H. O’Brien
Name: Danny H. O’Brien
Title: President and Chief Executive Officer

Peter B. Alden

/s/ Peter B. Alden